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                                                                    EXHIBIT 99.1


                      [NEWPARK RESOURCES, INC. LETTERHEAD]


        NEWPARK RESOURCES PRICES OFFERING TO REPURCHASE PREFERRED SHARES

May 15, 2002...Metairie, Louisiana - Newpark Resources, Inc. (NYSE: NR) today announced the pricing of a public offering of two million shares of common stock sold through Raymond James & Associates, Inc. as sole underwriter. The offering was priced at $8.50 per share to the public, producing net proceeds of approximately $16.4 million. Approximately $15.1 million of the net proceeds will be used to repurchase all 150,000 outstanding shares of its Series A Preferred Stock held by SCF-IV, L.P., an energy-focused private equity fund. The remaining net proceeds of approximately $1.3 million will be used for general corporate purposes.

Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry. The Company operates in the U.S. Gulf Coast, west Texas, Mid-continent, and Rocky Mountains regions as well as western Canada.

This offering was made under a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any such state.

For further information contact:

Matthew W. Hardey
Vice President of Finance
Newpark Resources, Inc.
3850 N. Causeway, Suite 1770
Metairie, Louisiana 70002
(504) 838-8222

The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, please refer to the risk factors set forth in the Prospectus dated May 15, 2002, included in Newpark's Registration Statement on Form S-3 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, any rescission or relaxation of governmental regulations, including any delays in implementing the new discharge regulations, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov, as well as through our Website, www.newpark.com.